ALD SERVICES, INC.

A Nevada Corporation



Exhibit 99

Minutes of Meeting of Board of Directors of the Company
Approval of Forward Stock Split

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                  WAIVER OF NOTICE OF SPECIAL MEETING OF
                            BOARD OF DIRECTORS
                                    OF
                            ALD SERVICES, INC.

We, the undersigned, being all of the Directors of the Corporation, hereby agree and consent that the special meeting of the Board of Directors of the Corporation be held on June 9, 1999, at 8787 Washburn Road, Las Vegas, Nevada, as designated hereunder, and do hereby waive all notice whatsoever of such meeting and of any adjournment or adjournments thereof.

We do further agree and consent that any and all lawful business may be transacted at such meeting or at any adjournment or adjournments thereof as may be deemed advisable by the Directors present thereat. Any business transacted at such meeting or at any adjournment or adjournments thereof shall be as valid and legal and of the same force and effect as if such meeting or adjourned meeting were held after notice.

Place of Meeting:  8787 Washburn Road, Las Vegas, Nevada
Date of Meeting :  June 9, 1999
Time of Meeting :  1:30 p.m.


Dated: June 9, 1999

/s/Frank Danesi
Director

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                       MINUTES OF SPECIAL MEETING OF
                            BOARD OF DIRECTORS
                                    OF
                            ALD SERVICES, INC.

The special meeting of the Board of Directors of the Corporation was held on June 9, 1999 at 8787 Washburn Road, Las Vegas, Nevada, as set forth in the written Waiver of Notice, signed by all the Directors, fixing such time and place and prefixed to the minutes of this Meeting.

The were present the following:

FRANK DANESI, JR.
being all of the directors of the corporation.

The meeting was called to order by Frank Danesi. The Chairman then presented to the meeting a proposal to split forward the issued and outstanding shares of common stock of the Corporation on a 20:1 basis. It was pointed out that the Corporation is seeking listing for public quotation of its common stock on the National Association of Securities Dealers, Inc.'s Over-The-Counter Bulletin Board, and the Corporation currently has only 10,450 free trading shares on its records. A discussion followed. Upon motion duly made, seconded, and unanimously carried, it was

RESOLVED, that the common stock of the Corporation be, and hereby is, split forward by a ratio of 20 to 1; and it was further

RESOLVED, that the Officers be, and hereby are, directed to notify Pacific Stock Transfer Company, the Corporation's transfer agent, of the forward split, and supply Pacific Stock Transfer Company with an updated shareholder list, reflecting the forward split; and it was further

RESOLVED, that, pursuant to NRS 78.250, the original stock certificates (numbers 101 through 133) be cancelled, and new certificates reflecting the forward stock split be issued, and the shareholders be ordered to surrender their original certificates and exchange them for new certificates within thirty (30) days of the date of their notification.

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There  being  no further business to come before the meeting,  upon  motion duly made, seconded and unanimously carried it was adjourned.

/s/Frank Danesi, Jr.
Secretary